CUSIP No. Not Applicable	Page 12 of 12 Pages
Exhibit (a)
JOINT FILING AGREEMENT
     The undersigned hereby agree that Amendment No. 33 to the Statement on Schedule 13D relating to units of limited partnership interest in Consolidated Capital Institutional Properties/3, filed by the undersigned, and all further amendments to such Statement on Schedule 13D, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: August 29, 2008

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, INC.
Its General Partner

AIMCO-GP, INC. APARTMENT INVESTMENT AND MANAGEMENT COMPANY AIMCO IPLP, L.P.
By:	AIMCO/IPT, INC.
Its General Partner

AIMCO/IPT, INC. COOPER RIVER PROPERTIES, L.L.C. MADISON RIVER PROPERTIES, L.L.C.
By:	/s/ Martha L. Long
Martha L. Long
Senior Vice President of each of the foregoing entities